Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Aimfinity Investment Merger Sub I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Previously Paid	Equity	PubCo Ordinary Shares	457(c)	9,650,976	(1)	11.94	(2)	$115,232,653.44	0.00015310	$17,642.12
Previously Paid	Equity	PubCo Ordinary Shares	457(c)	1,348,452	(3)	11.94	(2)	$16,100,516.88	0.00015310	$2,464.99
Previously Paid	Equity	PubCo Ordinary Shares	457(c)	2,500,000	(4)	11.94	(2)	$29,850,000.00	0.00015310	$4,570.04
Previously Paid	Equity	PubCo Warrants to purchase PubCo Ordinary Shares	457(c);457(f)	9,571,238	(5)	0.03	(6)	$287,137.14	0.00015310	$43.96
Fee to be paid	Equity	PubCo Ordinary Shares	457(c)	150,000	(7)	12.16	(7)	$1,824,000.00	0.00015310	$279.26
		Total Offering Amounts						$161,470,307.46		$25,000.37
		Total Fees Previously Paid								$24,721.11
		Net Fee Due								$279.26

(1)	Represents up to 9,650,976 ordinary shares (“PubCo Ordinary Shares”) of the registrant (“PubCo”), par value $0.0001, to be issued upon completion of the Business Combination (as defined in the proxy statement/prospectus) and pursuant to the Merger Agreement (as defined in the proxy statement/prospectus), as a result of the issuance of:

(a)	up to 1,116,476 PubCo Ordinary Shares issuable to the public shareholders of Class A ordinary shares of Aimfinity Investment Corp. I (the “AIMA Class A Ordinary Shares”), par value $0.0001, upon conversion of all AIMA Class A Ordinary Shares held by public shareholders of Aimfinity Investment Corp. I;

(b)	492,000 PubCo Ordinary Shares issuable to Imperii Strategies LLC, a former member of Aimfinity Investment LLC, the sponsor (the “Sponsor”) of Aimfinity Investment Corp. I’s initial public offering, upon conversion of all such AIMA Class A Ordinary Shares held by Imperii Strategies LLC;

(c)	2,012,500 PubCo Ordinary Shares issuable to the holders of Class B ordinary shares of Aimfinity Investment Corp. I (the “AIMA Class B Ordinary Shares”), par value $0.0001, upon conversion of all AIMA Class B Ordinary Shares;

(d)	up to 30,000 PubCo Ordinary Shares issuable to the three independent directors of Aimfinity Investment Corp. I holding office prior to the completion of the Business Combination;

(e)	up to 6,000,000 PubCo Ordinary Shares issuable to the holders of all shares of common stock of Docter Inc., par value $0.0001 per share.

(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $11.94 (the implied price of Aimfinity Investment Corp. I’s new units (the “AIMA New Units”) based on the average of the high and low prices of the AIMA New Units as reported on NASDAQ on January 27, 2025) multiplied by (2) the number of shares registered in each row.

(3)	Represents up to 1,348,452 PubCo Ordinary Shares issuable to Family Inheritance Consulting (H.K.) Limited (the “Investor”), pursuant to a certain backstop agreement, dated October 16, 2024, in connection with the Business Combination, by and among the PubCo, Aimfinity Investment Corp. I and the Investor.

(4)	Represents up to 2,500,000 PubCo Ordinary Shares issuable as Earnout Shares (as such term is defined in the Merger Agreement) to stockholders of Docter Inc.

(5)	Represents up to 9,571,238 PubCo warrants to be issued following the Business Combination in exchange for:

(a)	8,050,000 AIMA Class 1 warrants;

(b)	up to 558,238 AIMA Class 2 Warrants underlying the AIMA New Units not redeemed by public shareholders of Aimfinity Investment Corp. I prior to the Business Combination;

(c)	492,000 AIMA Class 1 Warrants and 246,000 AIMA Class 2 Warrants underlying the AIMA Private Placement Units held by Imperii Strategies; and

(d)	up to 150,000 AIMA Class 1 Warrants and 75,000 AIMA Class 2 Warrants underlying such 150,000 AIMA Private Placement Units issuable upon conversion of certain working capital notes or extension notes Aimfinity Investment Corp. I issued to the Sponsor or its designees or affiliates.

(6)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $0.03 (the implied price of Aimfinity Investment Corp. I’s Class I warrants, each exercisable for one AIMA Class A Ordinary Share (the “AIMA Class 1 Warrant”) based on the average of the high and low prices of the AIMA Class 1 Warrant as reported on NASDAQ on January 27, 2025) multiplied by (2) the number of warrants registered in the same row.

(7)	Represents up to 150,000 PubCo Ordinary Shares issuable to the Sponsor or its designees or affiliates, in exchange of their AIMA Ordinary Shares underlying the working capital notes or extension notes Aimfinity Investment Corp. I, convertible immediately prior to completion of the Business Combination. Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $12.16 (the implied price of AIMA New Units based on the average of the high and low prices of the AIMA New Units as reported on NASDAQ on February 18, 2025 multiplied by the number of shares registered in that row.